EXHIBIT 10.19

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) is entered into as of July 12, 2007 by and between Saba Software, Inc., a Delaware corporation (“Saba”), and Peter E. Williams III (“Executive”).

RECITALS,

WHEREAS, Saba and Executive have entered into that certain Employment Agreement dated as of February 1, 2006 (the “Agreement”); and

WHEREAS, Saba and Executive desire to amend the Agreement in accordance with the terms of this Amendment

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Saba and Company hereby agree to amend the Agreement as follows:

AMENDMENT

1. Definitions. Except as otherwise provided herein, capitalized terms used in this Amendment shall have the definitions set forth in the Agreement

2. Amendment.

a. Sections 1.1 and 1.2. Effective July 12,2007, Sections 1.1 and 1.2 are hereby amended by replacing the position “Chief Financial Officer” with “Executive Vice President, Corporate Development”

b. Section 4.1. Section 4.1 is hereby deleted in its entirety and to preserve numbering shall read as follows:

“4.1 Intentionally Omitted.”

c. Section 4.3. Section 4.3 is hereby amended to read in its entirety as follows:

“4.3 Termination by the Company without Cause or Termination by Executive. In the event that the Company terminates Executive’s employment without Cause or Executive terminates his employment for any reason or no reason at all, the Company shall pay Executive all base salary due and owing and all other accrued but unpaid benefits (e.g., accrued vacation) through the last day actually worked, and Executive shall be entitled to receive the severance payments and benefits set forth below in this Section 4.3; provided, however, that such severance and benefits are conditioned on Executive’s execution and non-revocation of a release agreement, the form of which is attached hereto as Exhibit A. and thereafter the Company’s obligations under this Agreement shall terminate.”

d. Section 4.3.2. Section 4.3.2 shall be amended to include the following sentence at the conclusion thereof:

“Notwithstanding the terms of any option award or agreement to the contrary, Executive shall have until the first to occur of the following to exercise any stock option held by Executive on the date of termination of Executive’ s employment: (A) the expiration of the maximum term of such option, (B) the termination of the option in connection with a change in control or similar event as provided in the applicable option agreement and/or plan under which the option was granted, or (C) three (3) years from the date of termination of Executive’s employment.”

e. Sections 4.3.3 and 5.2. Sections 4.3.3 and 5.2 are hereby amended by replacing “for Good Reason” with “for any reason or no reason at all.”

3. Miscellaneous. Except as expressly modified here by, all terms, conditions and provisions of the Agreement shall continue in full force and effect. In the event of any inconsistency or conflict between the Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control. This Amendment and the Agreement constitute the entire and exclusive agreement between the parties with respect to this subject matter. All previous discussions and agreements with respect to this subject matter are superseded by the Agreement and this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives, effective as of the date first written above.

SABA SOFTWARE		PETER E. WILLIAMS III

By:	/s/ BOBBY YAZDANI	/s/ PETER E. WILLIAMS III

Name:	BOBBY YAZDANI

Title:	CEO